UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 6, 2006

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10145 95-4160558

(Commission File Number) (I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas 77010

(Address of principal executive offices) (Zip Code)

(713) 652-7200

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d) Election of New Director:

On December 6, 2006, the Board of Directors of Lyondell Chemical Company ("Lyondell") elected Susan K. Carter as an independent member of Lyondell's Board of Directors. Ms. Carter's appointment as a board member is effective on January 1, 2007. Ms. Carter has not been appointed to any committees of the Board of Directors at this time, although it is anticipated that committee assignments will be considered next year in connection with Lyondell's annual meeting. Ms. Carter will receive non-employee director compensation that is the same as the 2006 non-employee director compensation as described in the "2006 Non-Employee Director Compensation" section on page 43 of Lyondell's 2006 Proxy Statement. Ms. Carter has no arrangement or understanding with any person regarding her selection as a director of Lyondell. Ms. Carter does not have related party transactions with Lyondell or any of its subsidiaries reportable under Item 404(a) of Regulation S-K. The December 11, 2006 press release regarding this matter is being filed with this Current Report on Form 8-K as Exhibit 99.1.

(e) Executive Compensation Matters:

Supplementary Executive Retirement Plan

On December 6, 2006, the Compensation and Human Resources Committee of the Board of Directors of Lyondell amended and restated, effective January 1, 2005, the existing Supplementary Executive Retirement Plan (the "SERP") to reflect compliance with the American Jobs Creation Act of 2004 and proposed Treasury regulations (the "Act"). The amended and restated SERP has terms and conditions substantially similar to the previous plan, except as set forth below. In response to the Act, the SERP contains new definitions of change in control and financial hardship; different provisions related to available distributions, including key employee distributions and de minimums distributions; and new requirements for payment form and times.

The SERP restores retirement benefits limited by qualified plan compensation rules under the Internal Revenue Code. Compensation used to calculate the SERP benefit includes base salary and the annual cash bonus, including deferred amounts. Effective January 1, 2005, participants who terminated employment after 2004 but before January 1, 2007, received payment on separation from service, as defined in the Act, in the payment form elected prior to January 1, 2005. SERP payments to key employees, as defined in the Act, are payable 6 months following the participant's separation from service. Lyondell may pay SERP benefits immediately following separation from service where the total value is $10,000 or less. SERP benefits are also payable in a lump sum form on Change in Control. Effective January 1, 2007, the SERP benefit becomes payable solely as a lump sum upon the later of (i) the participant's separation from service (as defined in the Act) or (ii) age 55, if the participant has 10 years of service, or age 65. Survivor benefits are paid as a lump sum as soon as administratively possible following a participant's death. The benefits under the SERP may be paid through a grantor trust.

Pursuant to the amended and restated SERP, the definition of Change in Control has also been modified to comply with the Act. Under the previous definition of Change in Control, a change in control generally would have occurred if, among other things, (1) the current shareholders did not own at least 80% of the outstanding shares of Lyondell common stock after consummation of a transaction or (2) an individual or organization accumulated over 20% of the outstanding shares of Lyondell common stock. Under the amended definition of Change in Control, a change in control generally occurs if, among other things, (1) the current shareholders do not own at least 50% of the outstanding shares of Lyondell common stock after consummation of a transaction or (2) an individual or organization accumulates over 50% of the outstanding shares of Lyondell common stock.

The amended and restated Supplementary Executive Retirement Plan is being filed with this Current Report on Form 8-K as Exhibit 10.8 .

2007 Base Salaries

On December 6, 2006, the Compensation and Human Resources Committee of the Board of Directors of Lyondell approved the 2007 base salaries (effective as of January 1, 2007) for the named executive officers of Lyondell, as set forth in the following table:

Name and Position	Base Salary
Dan F. Smith, President and Chief Executive Officer	$1,350,000

Morris Gelb, Executive Vice President and Chief Operating Officer	802,672

T. Kevin DeNicola, Senior Vice President and Chief Financial Officer	578,344

Edward Dineen, Senior Vice President, Chemicals and Polymers	523,068

Kerry A. Galvin, Senior Vice President and General Counsel	509,652

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.8 Amended and Restated Supplementary Executive Retirement Plan

99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

Date: December 11, 2006 By:/s/ Kerry A. Galvin

Name: Kerry A. Galvin

Title: Senior Vice President and

General Counsel

INDEX TO EXHIBITS

Exhibit

Number Description

10.8 Amended and Restated Supplementary Executive Retirement Plan

    Press Release